Exhibit 10.8

Ellipse Technologies, Inc.	101 Enterprise, Suite 100 Aliso Viejo, California 92656 Office: 949-837-3600 Fax: 949-837-3664 www.ellipse-tech.com

May 5, 2015

Edmund J. Roschak

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Dear Ed:

This letter is to document our mutual agreement on changes to your employment offer letter dated October 4, 2010 (the “Offer Letter”) with Ellipse Technologies, Inc., a Delaware corporation (the “Company”).

We agree that upon signing this letter, the Offer Letter shall be amended to include the following:

“Severance: In addition to other terms and conditions set forth herein, in the event you are terminated by the Company other than for Cause or Disability or due to your resignation for Good Reason (each as defined below), subject to and conditioned upon your timely execution and non-revocation of a general release in form and substance satisfactory to the Company, you will receive severance compensation equal to the base monthly salary from the date of such termination to the date that is twelve (12) months following such date of termination (the “Severance Period”) in accordance with the Company’s standard payroll policies, provided, that no severance payments shall be made prior to the later to occur of (i) release effective date, and (ii) if any applicable release consideration/revocation period spans two partial calendar years, the second such calendar year (the later such date, the “Severance Commencement Date”), and any amounts otherwise payable prior to the Severance Commencement Date shall instead be paid on the first regularly scheduled payroll date occurring on or after the Severance Commencement Date (without interest). Notwithstanding the foregoing, if at any time during the Severance Period the Company discovers that you have engaged (whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative, or otherwise) in any Competitive Business, the Severance Period and all payments of severance compensation shall immediately terminate as of the date of the earliest such engagement. For the purposes of this section, “Competitive Business” shall mean any business activity involving medical devices for the treatment of scoliosis, limb lengthening and orthopedic trauma.

For the purposes of this section, the term “Cause” shall mean:

(a)	willful misconduct by you causing material harm to the Company but only if you shall not have discontinued such misconduct within thirty (30) days after receiving written notice from the Company describing the misconduct and stating that the Company will consider the continuation of such misconduct as cause for terminations;

Edmund Roschak

May 5, 2015

(b)	any material act or omission by you involving gross negligence in the performance of your duties to, or material deviation from any of the policies or directives of, the Company, other than a deviation taken in good faith by you for the benefit of the Company;

(c)	your conviction of, or plea of nolo contendere, to a felony that the Company reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business; or

(d)	your commission of an act of fraud, embezzlement, misappropriation, willful misconduct, or breach of fiduciary duty against, and causing material harm to, the Company or its respective successors or assigns, as applicable.

For the purposes of this section, the term “Disability” shall mean you have been unable to perform duties as the result of your incapacity due to physical or mental illness, and such inability, at least thirteen (13) weeks after its commencement or 90 days in any consecutive twelve (12) month period, is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to you or your legal representative (such agreement as to acceptability not to be unreasonably withheld).

For the purposes of this section, the term “Good Reason” shall mean: (i) a material diminution in your duties, authority or responsibilities; (ii) a material reduction in your base salary or incentive opportunity; [(iii) a material reduction in the health, welfare and/or retirement benefits provided to you (other than in connection with a reduction applicable to the Company’s senior executives generally);] (iv) a material change in the geographic location of your principal work location by more than 25 miles; or (v) a material breach by the Company of its obligations under this Agreement. Notwithstanding the foregoing, you will not be deemed to have resigned for Good Reason unless (A) you provide the Company with written notice setting forth in reasonable detail the facts and circumstances claimed constituting Good Reason within ninety (90) days after the date of the occurrence of any event that you know or should know to constitute Good Reason, (B) the Company fails to cure such acts or omissions within thirty (30) days following its receipt of such notice, and (C) the effective date of your termination for Good Reason occurs no later than ninety (90) days after the expiration of the Company’s cure period.

Please indicate your acceptance of the terms hereof by signing a copy of this letter and returning it to me.

Sincerely,

/s/ Michael R. Henson
Michael R. Henson Chairman of the Board of Directors

Edmund Roschak

May 5, 2015

Agreed on this 5th day of May 2015

/s/ Edmund J. Roschak
Edmund J. Roschak